Exhibit 10.51

SUBLEASE AGREEMENT

Shady Oak Office Center

10901 Red Circle Drive, Suite 150, Minnetonka, MN 54343

THIS SUBLEASE AGREEMENT (this “Sublease”) is made by and between National American University, a division of Dlorah, Inc., a South Dakota corporation, with offices located at 5301 Mount Rushmore Road, Rapid City, SD 57701 (’‘NAU”), and NeuroOne Medical Technologies Corporation, a Delaware corporation, with offices located 10006 Liatris Lane, Eden Prairie, MN 55347 (“NeuroOne”).

A.	NAU, as Tenant, currently leases from Shady Oak Office Center LLC (“Landlord”) certain office space located at Shady Oak Office Center, 10901 Red Circle Drive, Suite 150, Minnetonka, MN 55343 pursuant to a Lease Agreement, dated August 17, 2009, as subsequently amended by the First Lease Amendment, dated August 7, 2013. Copies of the Lease Agreement and First Lease Amendment (collectively referred to as the “Master Lease”) are attached hereto as Exhibit “A.”

B.	NAU and NeuroOne wish to enter into a sublease agreement by which NAU would sublease the above described premises to NeuroOne.

C.	NAU will continue to be responsible for payments to Landlord, to the extent NeuroOne fails to fulfill any of its obligations as the subtenant under the Master Lease.

D.	NAU shall remain fully liable for all Tenant’s obligations under the Master Lease for the remainder of the current Master Lease term.

In consideration of the mutual promises and covenants contained herein, the parties agree that NAU subleases to NeuroOne and NeuroOne subleases from NAU the following-described premises on the following terms and conditions, subject to the Landlord’s consent as set forth in Section 23 below:

1.	Premises. The leased premises consist of 5,196 rentable square feet located Shady Oak Office Center, 10901 Red Circle Drive, Suite 150, Minnetonka, MN 55343 (the “Premises”), as more particularly described in the Master Lease, a copy of which is attached hereto as Exhibit “A.” In addition, NeuroOne shall be entitled in the non-exclusive access to the parking Jot and designated parking stalls as described in the Master Lease.

2.	Use. NeuroOne may use and occupy the Premises as offices for activities related to its medical technology company. NeuroOne will not engage in any activity in violation of the Master Lease.

3.	Term. The term of this Sublease will commence on December 1, 2018, and terminate at 11:59 p.m. October 31, 2019 (the “Sublease Term”), unless sooner terminated by mutual agreement of the parties or as set forth in Sections 15 and 16 below. The Sublease Term may commence earlier by agreement of the parties and Landlord’s written consent to this Sublease.

4.	Rent. During the term of this Sublease, NeuroOne shall pay NAU monthly rent of $4,763.00, due in advance on the first day of each month. If a rent payment is not received by NAU within thirty (30) days after it becomes due, NeuroOne will also pay a late charge of $100.00. NeuroOne shall have no obligation to reimburse NAU or Landlord for any Operating Expenses as referenced in Section III.4. of the Master Lease, however subject to the terms of the Master Lease NAU will reimburse Landlord for all Operating Expenses not paid by NeuroOne.

5.	Utilities, Telephone, and Internet. NeuroOne will directly pay any separately metered utilities furnished to the Premises. NeuroOne will also be responsible for its own telephone and internet service.

6.	Condition & Maintenance. NeuroOne will maintain the Premises and keep them in good repair in accordance with Tenant’s obligations under the Master Lease. NeuroOne will promptly notify NAU of the necessity of any maintenance, repairs, or replacement to be performed by Landlord under the terms of the Master Lease.

National American University / NeuroOne Medical Technologies Corporation

Sublease Agreement

7.	Furniture. During the term of this Sublease, NAU will allow NeuroOne to utilize NAU’s furniture located on the Premises at no additional charge. Such furniture will not be removed from the Premises and will be returned to NAU in substantially the same condition as when the Sublease Term began, normal wear and tear excepted. NeuroOne shall have the option to purchase the Furniture at the end of the Sublease Term for the purchase price of One Dollar ($1.00).

8.	Signage. NeuroOne shall be allowed to install and maintain signage at its own expense, as set forth in the Master Lease.

9.	Access to Premises. NAU may enter the Premises to inspect, maintain, and repair the same after reasonable written notice to NeuroOne, or at any time such entry is deemed to be an emergency.

10.	Alterations. NeuroOne may not make any improvements or significant alterations to the Premises without NAU’s and Landlord’s prior written approval.

11.	Insurance. NeuroOne shall carry, at its own expense, comprehensive general liability insurance covering the Premises and NeuroOne’s use of the Premises for any casualty resulting in bodily injury, death or property damage with limits and coverage as delineated in Section V.13. of the Master Lease. The policy shall be primary and non-contributory and name NAU as an additional insured. The policy shall include an endorsement that the insurer will notify NAU at least thirty (30) days prior to any material modification or cancellation of such policy. NeuroOne shall further carry, at its own expense, property insurance, as set forth in Section V.14. of the Master Lease.

12.	Indemnification and Waiver of Subrogation. Each party shall indemnify and hold harmless the other party, its directors, officers, employees, agents, and assigns from and against all actual and threatened claims and liabilities, including reasonable attorneys’ fees and expenses incurred in the defense of such claims, relating to personal injury or property damage, to the extent those claims and liabilities arise out of the acts or omissions of the indemnifying party, except that a party carrying insurance and suffering any loss covered by that insurance releases the other party from all claims with respect to that loss, including claims with respect to negligence. NAU and NeuroOne agree that their respective insurance carriers shall have no right of subrogation against the other as a result of any such loss.

13.	Surrender of Premises. At the expiration or earlier termination of this Sublease, NeuroOne shall quietly yield and surrender the Premises to NAU in in substantially the same condition as when the Sublease Term began, normal wear and tear excepted.

14.	Notices. All notices required under this Sublease shall be given to the parties at the addresses set forth below and shall be provided by certified mail return receipt, overnight courier, or hand-delivered. Either party may change its notice address upon written notice to the other party.

National American University	NeuroOne Medical Technologies Corporation
Attn: Mike Buckingham	Attn: Dave Rosa
President of Real Estate Operations	10901 Red Circle Drive, Suite 150
5301 Mount Rushmore Road	Minnetonka, MN 54343
Rapid City, SD 57701
with copy to:
with copy to:
Honigman Miller Schwartz and Cohn LLP
National American University	Attn: Phillip D. Torrence, Esq.
Attn: Office of General Counsel	650 Trade Center Way, Suite 200
5301 Mount Rushmore Road	Kalamazoo, MI 49002
Rapid City, SD 57701

National American University / NeuroOne Medical Technologies Corporation

Sublease Agreement

15.	Default. Time is of the essence to this Sublease. In the event either party defaults in any provision of this Sublease, then the non-defaulting party shall give the defaulting party written notice of the nature of the default and the defaulting party shall have a period of thirty (30) days from receipt of such notice to correct such default, or if such default cannot reasonably be cured within thirty (30) days, the defaulting party must commence cure within thirty (30) days of receipt of such notice.

16.	Remedies. In the event either party fails to timely cure any default, after receipt of notice, the non-defaulting party may exercise any and all legal or equitable remedies available under the laws of the state of Minnesota. Failure to exercise any one or more remedies available to the non-defaulting party upon default shall not be deemed as a waiver to exercise such remedies upon any future default. In any litigation arising out of this Sublease, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and disbursements, as allowed by law. In no event shall either party be liable for any special, indirect, incidental, consequential or punitive damages,

17.	Assignment. NeuroOne may not assign this Sublease or sublet the Premises without the prior written consent of NAU and the Landlord.

18.	Covenants. NAU shall use best efforts to maintain the Master Lease in full force and effect throughout the Sublease Term, and to maintain and preserve NeuroOne’s rights under this Sublease. NAU agrees that it shall not, directly or indirectly, amend or modify the Master Lease in any manner which may materially and adversely affect the rights and obligations of NeuroOne under this Sublease.

19.	Keys. NAU shall furnish NeuroOne with keys and/or access cards for each corridor door entering the Premises or Building.

20.	Representations and Warranties. NAU hereby represents and warrants that (a) a true, complete and correct copy of the Master Lease is attached hereto as Exhibit “A” and that the Master Lease is fully valid and enforceable and is currently in full force and effect; (b) NAU has not assigned or sublet the Premises, or any portion thereof, or otherwise transferred its interest under the Master Lease, except as contemplated herein; (c) neither NAU or the Landlord is in default under the Master Lease and no condition exists which with the giving of notice or the passage of time, or both, would constitute a default under the Master Lease by NAU or Landlord.

21.	Binding Effect. This Sublease shall be binding upon and inure to the benefit of the parties, their successors, legal representatives, and assigns.

22.	Compliance with Laws and Master Lease. NeuroOne shall comply in all material respects with all applicable laws and ordinances respecting the use and occupancy of the Premises, and shall comply with and be bound by all terms and conditions of the Master Lease applicable to the Premises, except for those specific terms contained herein to the contrary.

23.	Master Lease & Landlord Consent. This Sublease is subject and subordinate to the terms and conditions of the Master Lease and is subject to receipt of Landlord’s written consent. This Sublease shall be null and void in the event that Landlord does not provide such consent by December 1, 2018. This Sublease shall be limited by the provisions of the Master Lease and NeuroOne shall not have any other or further rights than NAU has under the Master Lease. In the event of any conflict between the terms and conditions of the Master Lease and the terms and conditions of this Sublease, this Sublease shall control and govern. All capitalized terms not otherwise defined in this Sublease shall have the meanings set forth for such terms in the Master Lease.

24.	Landlord Contingencies. This Sublease is subject and conditioned to Landlord’s receipt of: a) payment of a review fee of $500 payable to Wellington Management, Inc.; and b) receipt and approval of NeuroOne’s insurance certificate meeting the insurance requirements of the Master Lease.

National American University / NeuroOne Medical Technologies Corporation

Sublease Agreement

25.	Signatures. This Sublease may be executed in one or more counterparts, each bearing the signatures of one or more parties. Each counterpart shall be considered an original and all of the counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. For purposes of executing this Sublease, a document signed and transmitted by electronic means (such as in PDF format via e-mail) is to be treated as an original document. The signature of any party is to be considered as an original signature and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

26.	Entire Agreement. This document constitutes the entire agreement between the parties and supersedes all previous communications, representations, or agreements, either verbal or written, between the parties relating to the subject matter. There may be no modification of this agreement, except in writing executed by the parties.

National American University		NeuroOne Medical Technologies Corporation

By:	/s/ Ronald Shape	By:	/s/ Dave Rosa
Dr. Ronald Shape
	President & Chief Executive Office	Print Name:	Dave Rosa

		Title:	CEO

Date:	8/9/18	Date:	11/13/18

National American University / NeuroOne Medical Technologies Corporation

Sublease Agreement

CONSENT OF LANDLORD

Shady Oak Office Center, LLC consents to the foregoing Sublease Agreement between National American University, a division of Dlorah, Inc., a South Dakota corporation, and NeuroOne Medical Technologies Corporation, a Delaware corporation, and to the terms set forth in the Sublease Agreement, which consent does not release, nor shall it be construed to release, National American University, a division of Dlorah, Inc., a South Dakota corporation, from any liability, obligations, and responsibilities to Landlord under the underlying Master Lease, and National American University, a division of Dlorah, Inc., a South Dakota corporation, remains fully liable, responsible and obligated to Landlord under all provisions of such lease agreement.

Shady Oak Office Center, LLC

By:	/s/ Stephen B. Wellington

Print Name:	Stephen B. Wellington Jr.

Title:	Chief Manager

Date:	11-14-18

National American University / NeuroOne Medical Technologies Corporation

Sublease Agreement

EXHIBIT “A”

The “Master Lease” referenced in the foregoing Sublease Agreement begins on following page and includes:

●	Lease Agreement, dated August 17, 2009, between National American University and Shady Oak Office Center, LLC

●	First Lease Amendment, dated August 7, 2013, between the above-named parties